Exhibit 99.1

105 Norton Street • Newark, NY 14513 • Ph: (315) 331-7742 • Fax: (315) 331-3547 • www.iec-electronics.com

IEC Announces Solid

Fourth Quarter and Fiscal 2012

▪	Q4 fiscal 2012 revenue increased to $37.1 million from $34.9 million in Q4 2011

▪	Fiscal 2012 revenue increased to $145.0 million from $133.3 million in fiscal 2011

▪	Fiscal 2012 net debt was reduced by $10.1 million

Newark, NY – November 20, 2012 – IEC Electronics Corp. (NYSE MKT: IEC) announced its results for the fourth quarter and fiscal year ending September 30, 2012.

For the quarter, the Company reported revenue of $37.1 million and net income of $2.0 million or $0.20 per diluted share. This compares with revenue of $34.9 million and net income of $2.6 million, or $0.26 per share in the fourth quarter of the prior year. In the fourth quarter of fiscal 2011 approximately $1.1 million or $0.08 per share stemmed from a positive adjustment related to Southern California Braiding (SCB). Fourth quarter 2011 EPS excluding this adjustment was $0.18.

For fiscal year 2012, IEC reported revenue of $145.0 million compared to revenue of $133.3 million for fiscal 2011. Net income after tax was $7.8 million, or $0.78 per fully diluted share, for year end 2012 compared to net income after tax of $6.8 million, or $0.68 per fully diluted share, for year end 2011. Both years were impacted by the positive adjustment related to the Company’s SCB acquisition. For fiscal 2012 excluding this one-time adjustment related to the SCB acquisition, the Company achieved net income of $7.1 million or $0.71 per fully diluted share. In 2011, net income excluding this adjustment was $6.0 million, or $0.60 per fully diluted share.

W. Barry Gilbert, Chairman of the Board and CEO, stated, “The fourth quarter of fiscal 2012 was a good quarter. Our operating margins for the quarter were 8.7% as compared to 7.1% for Q4 fiscal 2011. For fiscal 2012 our operating margins were 8.4% as compared to 7.8% for fiscal 2011. We achieved the full year results despite our poor operating margins of 2.8% in the first quarter which was followed by three strong quarters. We are pleased with the increase in margin as we move toward our long term goal of operating margins in excess of 9%.

Our backlog at September 30, 2012 was $94.8 million as compared to backlog of $121.5 million at September 30, 2011. While the backlog was somewhat influence by weak global economic conditions for one of our customers, most of the decline resulted from one customer changing from annual orders to placing orders quarterly. We do not discuss backlog for any specific sector, however, I can say our military backlog has increased. More importantly we have not lost any customers.

“In 2010 we borrowed $26 million to acquire SCB increasing our debt at the time to over $47 million. Since this acquisition 21 months ago, we have reduced our debt by $22 million. At the end of fiscal 2012, our net debt (debt less cash) outstanding was $25.0 million. We view our current net debt, at less than 1.5 times EBITDA, to be the appropriate level such that we are starting to accumulate cash on the balance sheet.

Gilbert continued, “Our customer mix shifted in for 2012. The Medical sector represents 22% of revenue ($31.5 million), as compared to 22% of revenue ($29.0 million) in fiscal 2011. The Military/Aerospace sector, which had been experiencing delays through most of the year, represents 43% of revenue ($62.7 million) in fiscal 2012, down from 56% of revenue ($74.7 million) in fiscal 2011. Sales to our Industrial customer base increased markedly to $36.8 million, representing 25.0% of 2012 revenue, up from 13.0% of revenue ($17.5 million) in fiscal 2011. We saw strength in the Industrial sector in the second half of the year.

“We expect revenue growth from our existing businesses to be between 9% and 14% for fiscal 2013. We are currently forecasting that net income per diluted share will likely grow from $0.71 in fiscal 2012 (excluding the $0.07 impact of the SCB adjustment) to between $0.88 and $0.93 per diluted share for fiscal 2013.

Our Military and Aerospace platforms are solid and expanding. In fiscal 2012 a number of our customers were affected by congressional funding delays. For fiscal 2013, none of our customers have informed us that they expect delays in their programs. Moreover, none of our customers expect sequestration to impact the platforms we support. The Industrial sector appears to be coming under pressure as the broader economy continues to struggle. However, the pressure is not evenly distributed among the niches we serve; some of our Industrial customers continue to grow and expand their business with IEC. Our growth in the Medical sector is encouraging and we believe we will continue expanding our presence in that market after relatively modest growth this past year. We have woven together a set of capabilities our customers and prospective customers are finding attractive.”

Mr. Gilbert concluded, “As we have said previously, we firmly believe the Company is continuing to move in the right direction and we are confident that we are creating future value for our customers and shareholders and opportunity for our employees.”

Conference Call

IEC will host a conference call with investors at 10:00 a.m. Eastern time today, November 20, 2012 to discuss its financial results for the quarter and they fiscal year ended September 30, 2012. The call may be accessed in the U.S. and Canada by dialing toll-free 1-877-407-9210. International callers may access the call by dialing 1-201-689-8049. To access a live webcast of the conference call, log onto the IEC website at http://www.iec-electronics.com or http://www.InvestorCalendar.com. A replay of the teleconference will be available for 30 days after the call and may be accessed domestically by dialing 1-877-660-6853 and international callers may dial 1-201-612-7415. Callers must enter conference i.d. number 403372.

About IEC Electronics

IEC Electronics Corporation is a premier provider of electronic manufacturing services (“EMS”) to advanced technology companies primarily in the military and aerospace, medical, industrial and computing sectors. The Company specializes in the custom manufacture of high reliability, complex circuit cards, system level assemblies, a wide array of custom cable and wire harness assemblies, precision sheet metal products, and advanced research and testing services. As a full service EMS provider, IEC is a world-class ISO 9001:2008, AS9100 and ISO13485 certified company. The AS9100 certification enables IEC to serve the military and commercial aerospace markets. The ISO13485 certification supports the quality requirements of medical device markets. The Company is also ITAR registered and NSA approved under the COMSEC standard. Dynamic Research and Testing Laboratory (DRTL) the Company’s newest business unit, is an ISO 17025 accredited laboratory specializing in the testing and detection of counterfeit electronic parts, as well as component risk mitigation and advanced failure analysis for counterfeit electronics parts. IEC Electronics is headquartered in Newark, NY (near Rochester) and also has operations in Victor, NY, Rochester, NY, Albuquerque, NM and Bell Gardens, CA. Additional information about IEC can be found on its web site at www.iec-electronics.com.

2

The foregoing, including any discussion regarding the Company's future prospects, contains certain forward-looking statements that involve risks and uncertainties, including uncertainties associated with economic conditions in the electronics industry, particularly in the principal industry sectors served by the Company, changes in customer requirements and in the volume of sales to principal customers, competition and technological change, the ability of the Company to control manufacturing and operating costs, the ability of the Company to develop and maintain satisfactory relationships with vendors, and the ability of the Company to efficiently integrate acquired companies into its business.  The Company's actual results of operations may differ significantly from those contemplated by any forward-looking statements as a result of these and other factors, including factors set forth in the Company's 2011 Annual Report on Form 10-K and in other filings with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking information, whether as a result of new, updated information future events or otherwise. EBITDA, a non-GAAP measure is reconciled to GAAP measures in the attachment to this release.

Contact:	Vincent Leo, CFO	John Nesbett/Jennifer Belodeau
	IEC Electronics Corp.	Institutional Marketing Services
	(315) 332-4443	(203) 972-9200
jnesbett@institutionalms.com

3

IEC ELECTRONICS CORP - CONSOLIDATED

BALANCE SHEET

SEP 30, 2012 AND SEP 30, 2011

(In Thousands)

	SEP 30, 2012	SEP 30, 2011
ASSETS

CURRENT ASSETS
Cash	2,662	-
Accounts Receivable	23,193	19,423
Inventories	19,348	16,093
Deferred Income Taxes	1,365	3,863
Other Current Assets	401	1,834

Total Current Assets	46,969	41,213

NET FIXED ASSETS	17,120	17,886

NON-CURRENT ASSETS
Goodwill	13,810	13,810
Intangible Assets	5,511	5,964
Deferred Income Taxes	5,433	6,768
Other Non-Current Assets	121	179

TOTAL ASSETS	88,964	85,820

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES
Short Term Borrowings	6,533	6,896
Accounts Payable	15,697	12,750
Accrued Payroll and Related Taxes	2,676	3,092
Other Accrued Expenses	946	851
Other Current Liabilities	146	332

Total Current Liabilities	25,998	23,921

LONG TERM DEBT	21,104	28,213

TOTAL LIABILITIES	47,102	52,134

SHAREHOLDER'S EQUITY
Authorized - 50,000,000 shares
Issued – 10,943,185 Outstanding – 9,927,727
Common stock, par value $.01 per share	109	108
Treasury Shares at Cost - 1,015,458 shares	(1,435)	(1,435)
Additional Paid-in Capital	43,075	42,660
Retained Earnings	113	(7,647)

TOTAL SHAREHOLDER’S EQUITY	41,862	33,686

TOTAL LIABILITIES & EQUITY	88,964	85,820

4

IEC ELECTRONICS CORP - CONSOLIDATED

STATEMENT OF INCOME

FOR QUARTER END & YTD SEPT 30, 2012 AND SEPT 30, 2011

(In Thousands)

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	SEPT 30, 2012	SEPT 30, 2011	SEPT 30, 2012	SEPT 30, 2011

Sales	37,062	34,941	144,963	133,296
Cost of Sales	30,263	27,917	117,007	107,539

Gross Profit	6,799	7,024	27,956	25,757

Less: Operating Expenses
Selling & Administrative Expenses	3,579	4,544	15,765	15,368

Operating Profit	3,220	2,480	12,191	10,389

Interest and Financing Expense	297	387	1,227	1,601
Other (Income)/Expense	1	(1,162)	(1,050)	(1,028)

Net Income before Income Taxes	2,922	3,255	12,014	9,816

Provision for Income Tax	921	624	4,254	3,056

Net Income	2,001	2,631	7,760	6,760

Basic Earnings Per Share	$0.21	$0.27	$0.80	$0.71
Diluted Earnings Per Share	$0.20	$0.26	$0.78	$0.68

Basic Shares	9,660,253	9,637,196	9,663,865	9,461,240
Diluted Shares	9,982,368	10,000,506	9,969,071	9,967,702

5

IEC ELECTRONICS CORP - CONSOLIDATED

RECONCILIATION OF NET INCOME TO EBITDA

FOR QUARTER END & YTD SEPT 30, 2012 & SEPT 30, 2011

	ACTUAL	ACTUAL	ACTUAL	ACTUAL
	QUARTER	QUARTER	YTD	YTD
	SEPT 30, 2012	SEPT 30, 2011	SEPT 30, 2012	SEPT 30, 2011

Net Income	2,001	2,631	7,760	6,760

Provision for / (benefit from) Income Tax	921	624	4,254	3,056

Depreciation & Amortization Expense	1,119	1,054	4,297	3,257

Net Interest Expense / (Income)	297	387	1,227	1,601

EBITDA	4,338	4,696	17,538	14,674

Basic Earnings per Share	0.21	0.27	0.80	0.71
Basic EBITDA per Share	0.45	0.49	1.81	1.55

Basic Earnings per Share	0.20	0.26	0.78	0.68
Diluted EBITDA per Share	0.43	0.47	1.76	1.47

Basic Shares	9,660,253	9,637,196	9,663,865	9,461,240
Diluted Shares	9,982,368	10,000,506	9,969,071	9,967,702

6